UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 3
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

-----------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of | 2. Date of Event       | 4. Issuer Name and Ticker or Trading Symbol                                     |
   Reporting Person*   |    Requiring Statement |                                                                                 |
                       |     (Month/Day/Year)   |        SGI INTERNATIONAL (SGII)                                                 |
   Ben W. Reppond      |   06/02/00             |---------------------------------------------------------------------------------|
   1200 Prospect St    |------------------------| 5. Relationship of Reporting   | 6. If Amendment,    | 7. Individual or         |
   Suite 325           | 3. I.R.S               |    Person to Issuer            |    Date of Original |    Joint/Group Filing    |
   La Jolla, CA  92037 |    Identification      |    (Check all applicable)      |    (Month/Day/Year) |  (Check applicable line) |
                       |    Number of Reporting |    x Director                  |                     |                          |
                       |    Person, if any      |   __ Officer (give title below)|                     |   x Form filed by One    |
                       |    Entity              |   __ 10% owner                 |                     |     Reporting Person     |
                       |    (Voluntary)         |   __ Other (specify below)     |                     |  __ Form Filed by More   |
                       |                        |                                |                     |     than One Reporting   |
                       |                        | Vice President LFC Operations  |                     |     Person               |
----------------------------------------------------------------------------------------------------------------------------------|
                                 Table I - Non-Derivative Securities Beneficially Owned                                           |
----------------------------------------------------------------------------------------------------------------------------------|
1. Title of Security (Instr. 4) | 2. Amount of Securities  | 3. Ownership Form: Direct (D)    | 4. Nature of Indirect Beneficial  |
                                |    Beneficially Owned    |    or Indirect (I) (Instr. 5)    |    Ownership (Instr. 5)           |
                                |    (Instr. 4)            |                                  |                                   |
                                |                          |                                  |                                   |
--------------------------------|--------------------------|----------------------------------|-----------------------------------|
Common Stock                    | 2,336,365                | D                                |                                   |
--------------------------------|--------------------------|----------------------------------|-----------------------------------|
                                |                          |                                  |                                   |
--------------------------------|--------------------------|----------------------------------|-----------------------------------|
                                |                          |                                  |                                   |
--------------------------------|--------------------------|----------------------------------|-----------------------------------|
                                |                          |                                  |                                   |
--------------------------------|--------------------------|----------------------------------|-----------------------------------|
                                |                          |                                  |                                   |
--------------------------------|--------------------------|----------------------------------|-----------------------------------|

    Table II Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Deriva- | 2. Date Exercisable  | 3. Title and Amount of           | 4. Conversion or | 5. Ownership   | 6. Nature of  |
   tive Security    |    and Expiration    |    Securities Underlying         |    Exercise Price|    Form of     |    Indirect   |
   (Instr. 4)       |    Date (Month, Day, |    Derivative Security           |    of Derivative |    Derivative  |    Beneficial |
                    |    Year)             |    (Instr. 4)                    |    Security      |    Security:   |    Ownership  |
                    |                      |                                  |                  |    Direct(D) or|    (Instr. 5) |
                    |                      |                                  |                  |    Indirect (I)|               |
                    |                      |                                  |                  |    (Instr. 5)  |               |
                    |----------------------|----------------------------------|                  |                |               |
                    |   Date    |Expiration|      Title           | Amount or |                  |                |               |
                    |Exercisable|  Date    |                      | Number of |                  |                |               |
                    |           |          |                      | Shares    |                  |                |               |
                    |           |          |                      |           |                  |                |               |
--------------------|-----------|----------|----------------------|-----------|------------------|----------------|---------------|
Convertible Debt    |11/15/00   |N/A       |Common Stock          |250,000(b) |(a)               |D               |               |
--------------------|-----------|----------|----------------------|-----------|------------------|----------------|---------------|
                    |           |          |                      |           |                  |                |               |
--------------------|-----------|----------|----------------------|-----------|------------------|----------------|---------------|
                    |           |          |                      |           |                  |                |               |
--------------------|-----------|----------|----------------------|-----------|------------------|----------------|---------------|
                    |           |          |                      |           |                  |                |               |
--------------------|-----------|----------|----------------------|-----------|------------------|----------------|---------------|
                    |           |          |                      |           |                  |                |               |
--------------------|-----------|----------|----------------------|-----------|------------------|----------------|---------------|

Explanation of Responses:

(a) The note and accrued interest thereon is convertible into common stock by dividing the amount due by 75% of the average closing bid price of the Company's common stock for the ten trading days prior to the demand date. The note may be converted into common stock, conditioned only on the bid price of the Company's common stock as determined by the conversion formula being above $0.40 per share.

(b)  Maximum number of shares issuable.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


/s/ Ben W. Reppond                           06/02/00
------------------------------------         ----------------------
**Signature of Reporting Person              Date